                                                                 EXHIBIT (A)(39)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated January 31, 1997, the First Supplement thereto dated August 7, 1997, the Second Supplement thereto dated November 3, 1997, and the related
      Letters of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares or Rights in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the
              laws of such jurisdiction. In those jurisdictions
               where securities, blue sky or other laws require
                 the Offer to be made by a licensed broker or
                 dealer, the Offer shall be deemed to be made
                  on behalf of HLT Corporation by Donaldson,
                   Lufkin & Jenrette Securities Corporation
                     or one or more registered brokers or
                      dealers licensed under the laws of
                              such jurisdiction.

                                HLT Corporation
                         a wholly owned subsidiary of
                           Hilton Hotels Corporation
             Has Amended its Offer and is Now Offering to Purchase
                       65,000,000 Shares of Common Stock
               (Including the Associated Series A Participating
                  Cumulative Preferred Stock Purchase Rights)
                                      of
                                ITT Corporation
                           at the increased price of
                           $80 Net Per Share in Cash

  HLT Corporation (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Hilton Hotels Corporation, a Delaware corporation ("Parent"), has amended its offer and is now offering to purchase (i) 65,000,000 shares (the "Maximum Number") of common stock, no par value per share (the "Shares"), of ITT Corporation, a Nevada corporation (the "Company"), and (ii) unless and until validly redeemed by the Board of Directors of the Company, the Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") associated therewith, at a price of $80 per Share (including the associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 31, 1997 (the "Offer to Purchase"), the Supplement thereto dated August 7, 1997 (the "First Supplement"), the Second Supplement thereto dated November 3, 1997 (the "Second Supplement"), and in the related Letters of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement (as defined in the Second Supplement). Unless the Rights are redeemed prior to the Expiration Date (as defined in the Offer to Purchase), holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. Stockholders who have already tendered Shares pursuant to the Offer need not take any further action in order to receive the increased tender offer price of $80 per Share.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON MONDAY, NOVEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.
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

  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date at least 63,500,000 Shares, including the Rights associated therewith, (2) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined below), (3) the Purchaser being satisfied that the Nevada Control Share Acquisition Statute (as defined in the Offer to Purchase) shall be inapplicable to the Offer and the Proposed Merger,
(4) the Purchaser being satisfied that the Nevada Business Combination Statute (as defined in the Offer to Purchase) shall be inapplicable to the Offer and the Proposed Merger, and (5) the Purchaser being satisfied that all material Gaming Approvals (as defined in the Offer to Purchase) have been obtained on terms satisfactory to the Purchaser. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. The Offer is not conditioned on obtaining financing. See the Introduction and Sections 1, 14 and 15 of the Offer to Purchase, and the First Supplement and Second Supplement.

  Parent and the Purchaser are still seeking to negotiate with the Company with respect to the acquisition of the Company by Parent or the Purchaser. The Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the purchase price and the proposed second-step merger consideration) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash, common stock of Parent and/or other securities in such amounts as are negotiated by Parent, the Purchaser and the Company.

  The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. Parent is seeking to negotiate with the Company a definitive acquisition agreement (the "Proposed Merger Agreement") pursuant to which the Company would, as soon as practicable following consummation of the Offer, consummate a merger (the "Proposed Merger") with Parent or Purchaser or another direct or indirect wholly owned subsidiary of Parent. In the Proposed Merger, at the effective time of the Proposed Merger (the "Effective Time"), each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent, the Purchaser or any direct or indirect wholly owned subsidiary of Parent) would be converted into (1) two shares of common stock, par value $2.50 per share, of Parent ("Parent Common Stock"), and (2) unless the volume weighted average of the prices per share of Parent Common Stock for all trades reported on the New York Stock Exchange during the 20 trading days immediately preceding the last business day before the Effective Time is equal to or greater than $40, two shares of Contingent Value Preferred Stock ("CVP Shares"). The CVP Shares provide that, if the Parent Common Stock does not reach $40 per share within one year after the effective time of the Proposed Merger, the holder will receive a payment in cash or additional shares of Parent Common Stock with a value equal to the difference between $40 and the per share price of the Parent Common Stock one year after the effective time of the Proposed Merger, up to a maximum of $12 per CVP Share.

  The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including as a result of the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw any tendered Shares.

  Upon the terms and subject to the conditions of the Offer, if more than the Maximum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date in accordance with Section 4 of the Offer to Purchase, the Purchaser will purchase the Maximum Number of Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. Under no circumstances will interest be paid by the Purchaser on the Offer Price (as defined in the Second Supplement) for Shares by reason of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing such Shares ("Share Certificates") and, if applicable, certificates representing the associated Rights (the "Rights Certificates"), or a timely confirmation of the book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal.

  If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent (as defined in the Offer to Purchase). If any tendering Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including proration due to tenders of Shares pursuant to the Offer in excess of the Maximum Number of Shares) or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares and Rights made pursuant to the Offer are irrevocable. Shares and Rights tendered pursuant to the Offer may be withdrawn at any time unless theretofore accepted for payment by the Purchaser pursuant to the Offer or at such later time as may apply if the Offer is extended. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and (if Share Certificates or Rights Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares or Rights. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates or Rights Certificates, the serial numbers shown on the particular Share Certificates or Rights Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares or Rights may not be rescinded, but the holder thereof may retender such Shares and Rights pursuant to the procedures set forth in the Offer to Purchase.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase, the First Supplement and the Second Supplement and is incorporated herein by reference.

  The Purchaser has made an election, pursuant to Rule 14d-5(f)(1) under the Exchange Act, to require the Company to mail copies of the Second Supplement and related Letter of Transmittal to record holders of Shares or to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list and its list of holders of Rights, if any, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares and Rights.

  The Offer to Purchase, the First Supplement, the Second Supplement, and the revised Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

  Questions and requests for assistance, and requests for copies of the Offer to Purchase, the First Supplement, the Second Supplement, the revised Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of the Offer to Purchase, the First Supplement, the Second Supplement, the revised Letter of Transmittal or other tender offer materials.


                    The Information Agent for the Offer is:

                                   MacKenzie
                                Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                           (212) 929-5500 (Collect)
                                      or
                         Call Toll-Free (800) 322-2885


                     The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette
                            Securities Corporation
                     2121 Avenue of the Stars, Suite 3000
                             Los Angeles, CA 90067
                           (310) 282-5059 (Collect)

November 3, 1997